UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Oportun Financial Corporation

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On June 23, 2025, Oportun Financial Corporation issued the following press release and posted the following materials to www.voteforoportun.com:

Oportun Issues Letter to Stockholders Detailing CEO Raul Vazquez’s Record of Proven

Leadership

Urges stockholders to vote “FOR” Mr. Vazquez and Carlos Minetti on the GREEN proxy card

SAN CARLOS, Calif., June 23, 2025 (GLOBE NEWSWIRE) – Oportun (Nasdaq: OPRT), a mission-driven financial services company, today issued a letter to stockholders detailing the experience and proven leadership record of its Director candidate and CEO Raul Vazquez, who has driven Oportun’s growth and transformation and is successfully executing a strategy to deliver improved operational performance and stockholder value.

The Board of Directors strongly urges all Oportun stockholders to vote “FOR” Oportun’s two highly qualified nominees, Mr. Vazquez and Carlos Minetti, using the GREEN proxy card or GREEN voting instruction form. The letter to stockholders and other important information related to the Annual Meeting can be found at VoteForOportun.com.

The full text of the letter to stockholders follows:

Dear Fellow Stockholders,

This year’s Annual Meeting of Stockholders of Oportun Financial Corporation is fast approaching. The meeting will be held on July 18, 2025, and you can vote online or by mail using the instructions on the enclosed GREEN proxy card.

At this year’s Annual Meeting, stockholders have an important choice to make. One of Oportun’s stockholders, Findell Capital Management, LLC, is seeking to remove Oportun’s CEO, Raul Vazquez, from the Board of Directors and replace him with someone who we believe is far less qualified.

This would be a serious mistake. Mr. Vazquez has valuable skills, experience and institutional knowledge that make him an exceptional CEO and effective Board member. He has a proven track record of leading large operations while driving technological innovation and fostering high-performance cultures, both at Oportun and in prior roles, and he has played a vital role in setting Oportun’s new strategic direction and driving the Company’s growth and transformation. He is deeply committed to Oportun’s success, and as a top ten Oportun stockholder who has made significant out-of-pocket stock purchases beyond his executive compensation plan, his interests are firmly aligned with those of stockholders.

Mr. Vazquez Has a Track Record of Effective Leadership

Before joining Oportun, Mr. Vazquez spent nine years with Walmart Inc., where he held a variety of senior leadership roles. Walmart, like Oportun, serves a diverse customer base, with particular strength among value-conscious and lower-to-middle income households.

As EVP and President of Walmart West, Mr. Vazquez oversaw a division generating more than $60 billion in revenue and comprising more than 1,000 stores across 23 states. As CEO of Walmart.com, he led a period of significant growth where he helped shape and scale Walmart’s global e-commerce strategy, transforming the platform into the most visited brick-and-mortar retailer website.

Mr. Vazquez Has Driven Oportun’s Growth and Transformation

Mr. Vazquez was appointed CEO of Oportun in 2012. As the oldest son of Mexican immigrants, he has a deep personal connection to Oportun’s core customer and a strong belief in the Company’s mission to empower hardworking individuals to build better futures. Joining Oportun represented an opportunity to bring his deep expertise in retail, operations and digital innovation as well as his people-centered leadership approach to an industry where he believed he could make a meaningful difference.

At the time, Oportun was struggling to raise debt and equity from external sources at the levels necessary to maintain its market position and continue operations.

Amid these challenges, Mr. Vazquez took swift and decisive action, crafting a strategic plan to revitalize and scale the business. Under his leadership, Oportun transformed from a small, regional lender reliant on a network of physical retail locations into a national, digitally-driven company positioned for sustained growth and profitability. Mr. Vazquez also has led the Company’s expansion from two states to 41 states and into adjacent products, including secured loans and savings products. Together, these initiatives have enabled the Company to grow its loan portfolio from $100 million in 2012 to approximately $3 billion today.

When macroeconomic conditions shifted abruptly and unexpectedly in early 2022, Mr. Vazquez worked proactively with the Board to strengthen and reposition the Company by reducing costs, streamlining operations and realigning strategic priorities. Importantly, these initiatives were developed independently of Findell and were announced two months before the Board had any knowledge that Findell was a stockholder.

These vital actions to reposition the Company, and our focus on execution, are delivering improved financial performance. In 2024, Oportun returned to originations growth, delivered improved credit metrics and reduced its operating expense ratio. That strong momentum continued during the first quarter of this year and, supported by a more efficient cost structure and stronger credit performance, we believe Oportun is well-positioned to deliver strong financial results in 2025. Importantly, this progress has been recognized by the market, with total stockholder returns significantly outperforming both peers and the broader markets over recent time periods.

Other Organizations Have Recognized Mr. Vazquez’s Leadership and Qualifications

Under Mr. Vazquez’s leadership, Oportun has received national recognition by leading publications for its innovation and impact:

•	Oportun has consistently been recognized as a top workplace, including by the San Francisco Chronicle for the past seven years and by regional and national publications for the past ten years;

•	Fast Company named Oportun one of the World’s Most Innovative Companies and a Top Ten Most Innovative Company in 2020;

•	TIME magazine included Oportun on its list of “50 Businesses Inventing the Future” in 2018;

•	Mr. Vazquez was honored as the EY Entrepreneur of The Year® 2018 National Award winner in the Financial Services category.

In 2013, Mr. Vazquez joined the Board of Directors of Staples, Inc., and in 2016 he was appointed to the Board of Directors of Intuit, a global financial technology company with a market capitalization of more than $200 billion. The Chairs of both public companies have praised Mr. Vazquez for his leadership experience, strategic vision, and deep understanding of the consumer:

“Raul brings a nice range of financial services, retail, technology and community development expertise... With a great reputation as a game changer, Raul’s vast experience across local, regional, state, federal and international levels of engagement and diverse perspective will be of great value to our board.”

Intuit

Brad Smith, Former Chairman and CEO

May 4, 2016

“[Raul] is a multi-channel veteran with deep digital expertise and leadership experience in retail, marketing and operations. His global e-commerce perspective would be particularly valuable as we focus on rapidly increasing online sales as part of our strategic reinvention.”

Staples

Ron Sargent, Former Chairman CEO

April 4, 2013

Beyond his public board experience, Mr. Vazquez previously served on the Board of the National Association for Latino Community Asset Builders, the Consumer Financial Protection Bureau’s Consumer Advisory Board, and as Chair of the Federal Reserve Board’s Community Advisory Council.

Replacing Mr. Vazquez with Findell’s Candidate Would be a Mistake

As part of its annual evaluation process, the Board, which includes two individuals recommended by Findell, recently completed a comprehensive review of Mr. Vazquez’s performance. Following that review, the Board unanimously concluded that Mr. Vazquez is the best person to lead the Company forward. Supplanting the Board’s unanimous judgment and removing Mr. Vazquez from the Board – especially at a time when the Company’s performance is improving and its momentum is building – would be a mistake.

In our view, Findell’s candidate, Warren Wilcox, is no substitute for Mr. Vazquez. Mr. Wilcox has no public company CEO experience, limited experience serving low- and middle-income customers and has not served on a public company board in over a decade. Replacing Mr. Vazquez with Mr. Wilcox would jeopardize the continuity, leadership and business insight needed to continue our progress and momentum. With all of Oportun’s proxy peers and approximately 97% of Russell 3000 boards including the company’s CEO1, removing Mr. Vazquez would also be highly unusual and send a disruptive message to employees, stockholders and other stakeholders.

We Ask for Your Support

We encourage you to visit VoteForOportun.com to learn more about the Company’s progress and our plan to ensure that our strong momentum continues. We believe you will reach the same conclusion as our Board: that Mr. Vazquez is the right leader for Oportun and that his reelection is the best way to protect and enhance stockholder value.

We urge stockholders to support Oportun’s CEO, Mr. Vazquez, and Oportun’s other nominee, Carlos Minetti, by voting for each of them on the GREEN proxy card today.

Sincerely,

The Oportun Financial Corporation Board of Directors

If you have any questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

(877) 800-5195 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members’ financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers

[1]	Source: Bloomberg

members with the confidence to build a better financial future. Since inception, Oportun has provided more than $19.7 billion in responsible and affordable credit, saved its members more than $2.4 billion in interest and fees, and helped its members save an average of more than $1,800 annually. For more information, visit Oportun.com.

Cautionary Statement on Forward-Looking Statements

Certain statements in this communication are “forward-looking statements”. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this communication, including statements as to our future performance, financial position and our strategic initiatives, and the Annual Meeting, are forward-looking statements. These statements can be generally identified by terms such as “expect,” “plan,” “goal,” “target,” “anticipate,” “assume,” “predict,” “project,” “outlook,” “continue,” “due,” “may,” “believe,” “seek,” or “estimate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, financial trends and risks and uncertainties that we believe may affect our business, financial condition and results of operations. These risks and uncertainties include those risks described in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K for the year ended December 31, 2024, as well as our subsequent filings with the SEC. These forward-looking statements speak only as of the date on which they are made and, except to the extent required by federal securities laws, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Investor Contact

Dorian Hare

(650) 590-4323

ir@oportun.com

Innisfree M&A Incorporated

Scott Winter / Gabrielle Wolf / Jonathan Kovacs

(212) 750-5833

Media Contact

FGS Global

John Christiansen / Bryan Locke

Oportun@fgsglobal.com

Strategy and Results Your Board Support Resources Contacts How to Vote Resources Stockholder Letters Letter to Stockholders – 6.23.25 June 23, 2025 Read More Letter to Stockholders – 6.12.25 June 12, 2025 Read More Letter to Stockholders – 6.2.25 June 2, 2025 Read More Presentations Oportun Financial Investor Presentation June 18, 2025 Read more Press Releases Oportun Issues letter to Stockholders Detailing CEO Raul Vazquez’s Record of Proven Leadership June 23, 2025 Read more Oportun Releases Investor Presentation Highlighting Strategic Progress June 18, 2025 Read more Oportun Lead Independent Director Nell Williams Issues Letter to Stockholders June 12, 2025 Read more Oportun Issues letter to Stockholders and Mails Definitive Proxy Materials June 2, 2025 Read more Oportun Announces Continued Board Evolution May 7, 2025 Read more Oportun Comments on Director Nominations March 27, 2025 Read more Oportun Comments on Letter from Findell capital March 20, 2025 Read more SEC Filings Definitive Proxy Statement May 28, 2025 Read more Strategy and Results Your Board Support Resources Contacts How to Vote 2025 Oportun, Inc. All rights reserved. Terms of Use Legal Disclaimer Accessibility Privacy Policy Cookie Settings